CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 4, 2015 with respect to the audited consolidated financial statements of PLH Products, Inc. and subsidiaries as of December 31, 2014 and 2013 and for the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

Simon & Edward, LLP
Diamond Bar, California
April 17, 2015